Exhibit 10.1

Execution Copy

EXCLUSIVE LICENSE AND ASSET PURCHASE AGREEMENT

THIS EXCLUSIVE LICENSE AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made effective as of May 23, 2017 (the “Effective Date”) by and between Debiopharm International, S.A., a Swiss limited company (“Debiopharm”) having a place of business at Forum “après-demain,” Chemin Messidor 5-7, Case Postale 5911, CH-1002 Lausanne, Switzerland, and ImmunoGen, Inc., a Massachusetts corporation (“ImmunoGen”) having a place of business at 830 Winter Street, Waltham, MA 02451-1477,  U.S.A.  ImmunoGen and Debiopharm are sometimes each hereinafter referred to as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, the Parties desire to transfer ImmunoGen’s anti-CD37 antibody-drug conjugate program (the “Program”) to Debiopharm on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements  contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 Definitions

Whenever used in this Agreement with an initial capital letter, the terms defined in this ARTICLE 1 shall have the meanings specified.

1.1 “Acquired Assets” has the meaning set forth in Section 3.1.
1.2 “Acquired CD37 Antibody” means an Antibody having a sequence that is identified or disclosed in the Patent Rights included in the Acquired Intellectual Property.
1.3 “Acquired Contracts” has the meaning set forth in Section 3.1(b).
1.4 “Acquired Intellectual Property” has the meaning set forth in Section 3.1(d).
1.5 “Acquisition Date” has the meaning set forth in Section 2.2.

1.6 “Affiliate” means with respect to a Party, an entity that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. In this definition, “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such entities.

1.7 “Aggregate Consideration” has the meaning set forth in Section 4.1.
1.8 “Agreement” has the meaning set forth in the preamble.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.9 “Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, and the IP Assignment Agreement, in the forms of Exhibit A,  Exhibit B, and Exhibit C, respectively, and the Technology Transfer Plan and the Clinical Regulatory Transfer Plan.

1.10 “Anti-Trust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any approvals or filings required under, and compliance with other applicable requirements of any non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment.

1.11 “Antibody” means a polypeptide that Targets an antigen, which polypeptide comprises: (a) one or more immunoglobulin variable domains; or (b) fragments, variants, modifications or derivatives of such immunoglobulin variable domains irrespective of origin or source, including but not limited to antigen binding portions including Fab, Fab’, F(ab’)2, Fv, dAb and CDR fragments, single chain antibodies (scFv), chimeric antibodies, monospecific antibodies, bispecific antibodies, multi-specific antibodies, diabodies and other polypeptides, any of which contain at least a portion of an immunoglobulin that is sufficient to confer specific antigen binding to the polypeptide; and (c) in each case (a) and (b) above, humanized or fully human versions thereof.

1.12 “Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(a)(ii).
1.13 “Assumed Liabilities” has the meaning set forth in Section 3.3.
1.14 “Bankruptcy Code” has the meaning set forth in Section 2.4.

1.15 “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in Boston, Massachusetts or Lausanne, Switzerland are required to be closed or are actually closed with legal authorization.

1.16 “Bill of Sale” has the meaning set forth in Section 4.2(a)(i).
1.17 “Calendar Year” means a period of time commencing on January 1 and ending on the following December 31.
1.18 “CD37” means the antigen described by UniProtKB/Swiss Prot accession number P11049, and all fragments, mutations and splice variants thereof.
1.19 “[***]” has the meaning set forth in [***].
1.20 “[***]” has the meaning set forth in [***].
1.21 “cGMP” means all good manufacturing practices as defined under Title 21 of the United States Code of Federal Regulations or the corresponding applicable Legal Requirements of the European Union.

1.22 “Claim Notice”  means written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the claimed amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

indemnification under ARTICLE 8 for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.
1.23 “Clinical Regulatory Transfer Plan” has the meaning set forth in Section 7.1(b).

1.24 “Commercially Reasonable Efforts” means exerting such efforts and employing such resources on a consistent basis as would normally be exerted or employed by a biopharmaceutical entity with expertise in developing similar products for a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of Third Parties, the applicable regulatory situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions, and as if Debiopharm is not developing a product competitive to a Licensed Product, and excluding from consideration any financial obligation of Debiopharm to ImmunoGen.

1.25 “Confidential Information” means, subject to the exclusions set forth in Section 7.4(a), any and all confidential or proprietary information or material that, at any time before, on or after the Effective Date, has been or is provided or communicated to a Party by or on behalf of the other Party pursuant to or in connection with the transactions contemplated hereby, and any discussions or negotiations with respect thereto.

1.26 “Contingent Payment” has the meaning set forth in Section 4.1(b).
1.27 “Consent” has the meaning set forth in Section 4.3(a)
1.28 “Contract” means any agreement, contract or similar instrument, arrangement or commitment, whether oral or written.

1.29 “Control” or “Controlled” means, with respect to an item or right and a Person, the possession, whether by ownership or license (in each case other than pursuant to this Agreement), by such Person of the right to grant a license to or under each such item or right as provided in this Agreement without violating any agreement or other arrangement with any Third Party.

1.30 “CPR” has the meaning set forth in Section 9.16.
1.31 “Damages” has the meaning set forth in Section 8.2.
1.32 “Dispute” means the dispute resulting if the Indemnifying Party disputes its liability for all or part of the claimed amount of Damages.
1.33 “Debiopharm” has the meaning set forth in the preamble.
1.34 “Effective Date” has the meaning set forth in the preamble.

1.35 “Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but for the avoidance of doubt does not include any claims or charges that any [***], or its [***] or [***],[***] any [***] of any [***].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.36 “Excluded Assets” has the meaning set forth in Section 3.2.
1.37 “Excluded Liabilities” has the meaning set forth in Section 3.4
1.38 “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.
1.39 “Field” means all pharmaceutical, therapeutic, prophylactic, prognostic and diagnostic uses in humans and/or animals.

1.40 “FTE” means [***] hours of work devoted to or in support of applicable activities carried out by one or more qualified employees or contract personnel of ImmunoGen or its Affiliates, as measured in accordance with ImmunoGen’s normal time allocation practices.

1.41 “FTE Rate” means a rate of [***] per FTE per Calendar Year (pro-rated for the period beginning on the Effective Date and ending at the end of [***], and if applicable, thereafter [***] or [***] by the [***] or [***] in [***] as of [***] of the [***]the [***] of the [***]; the [***] to [***] on [***], if applicable.  The FTE Rate is [***] and will [***] and [***] and [***] and [***] and [***] including [***] from [***] of [***] as they may [***].

1.42 “Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to law.

1.43 “Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

1.44 “Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
1.45 “IMGN529” has the meaning set forth in Section 1.63.
1.46 “ImmunoGen” has the meaning set forth in the preamble.
1.47 “ImmunoGen Acquirer” has the meaning set forth in Section 7.5(b).
1.48 “Initiation” or “Initiate” means, with respect to the Phase III Trial of a Licensed Product, the date that the first human subject is dosed in such clinical trial.
1.49 “Infringement” has the meaning set forth in Section 7.7(b).

1.50 “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all (a) Patent Rights; (b) registered and unregistered marks, trade names, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof; (c) all works of authorship and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof; (d) Know-How; (e) all rights in the foregoing and in other similar intangible assets; and (f) all applications and registrations for the foregoing.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.51 “Inventories” has the meaning set forth in Section 3.1(a).
1.52 “[***]” and [***] between [***] and [***] dated [***].
1.53 “Indemnified Party” has the meaning set forth in Section 8.4(a).
1.54 “Indemnifying Party” has the meaning set forth in Section 8.4(a).
1.55 “IP Assignment Agreement” has the meaning set forth in Section 4.2(a)(iii).

1.56 “Know-How” means, collectively, all inventions, discoveries, improvements, trade secrets and proprietary methods or materials, whether or not patentable, including sequences, data, technical information, designs, models, plans, designs, formulations, assays, processes, procedures, methods, techniques, know-how, reports and results (including negative results).

1.57 “Knowledge” of ImmunoGen means the actual knowledge of any of the following ImmunoGen employees: (a) any [***], and (b) any [***].

1.58 “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

1.59 “Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

1.60 “Licensed Know-How” means any and all Know-How that (a) is [***] for Debiopharm to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, register, have registered, package, have packaged, label, have labeled, distribute, have distributed, import, have imported or otherwise exploit or have exploited the Licensed Products in the Field and the Territory, and (b) is, on the Effective Date, or thereafter becomes, [***] Controlled by ImmunoGen or any of its Affiliates.

1.61 “Licensed Patent Rights” means any and all Patent Rights that (a) are [***] for Debiopharm to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, register, have registered, package, have packaged, label, have labeled, distribute, have distributed, import, have imported or otherwise exploit or have exploited the Licensed Products in the Field and the Territory, and (b) are, on the Effective Date, or thereafter become, [***] Controlled by ImmunoGen or any of its Affiliates.

1.62 “Licensed Intellectual Property” means all Licensed Patent Rights and Licensed Know-How.

1.63 “Licensed Product” means any product that incorporates, contains or is comprised of (a) the pharmaceutical product known as naratuximab emtansine (“IMGN529”) or (b) any SMCC-DM1 Conjugate of any other Acquired CD37 Antibody.

1.64 “Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

1.65 “Marketing Approval” means, with respect to a Licensed Product in a country or region, approval by the applicable Governmental Entity of an application for approval to market and sell such Licensed Product in such country or region.

1.66 “Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the [***], including with respect to the [***]; provided, however, that, the following shall not be deemed to constitute a Material Adverse Effect unless they have a materially disproportionate effect on the subject Party as compared to any of the other companies in the industry in which such Party operates: (a) changes in general economic conditions or markets, generally, or affecting the industry in which such Party operates; (b) acts of war or terrorism; (c) acts of any governmental entity or changes in political conditions; (d) changes in legal, tax or regulatory laws, rules or conditions; or (e) failure to meet plans, estimates or projections.

1.67 “MAY Compound” means any and all maytansinoid compounds (including maytansinol, ansamitocins, DM1 and DM4), whether produced by a botanical source, natural fermentation, chemical synthesis or otherwise, and shall include all variants, fragments or derivatives of any of the foregoing, in each case owned or Controlled by ImmunoGen or any of its Affiliates.

1.68 “Non-Assignable Right” has the meaning set forth in Section 4.3(a).
1.69 “Organizational Documents” has the meaning set forth in Section 5.1 with respect to ImmunoGen, and Section 6.1 with respect to Debiopharm.
1.70 “[***]” means the [***].
1.71 “Party” and “Parties” have the meanings set forth in the preamble.

1.72 “Patent Rights” means the rights and interests in and to any and all issued patents and pending patent applications (including inventor’s certificates, applications for inventor’s certificates, statutory invention registrations, applications for statutory invention registrations, utility models and any foreign counterparts thereof) in any country or jurisdiction in the Territory, including any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals and other continuing applications, extensions or restorations by existing or future extension or restoration mechanisms, including patent term extension, supplementary protection certificates or the equivalent, renewals, and all letters patent on any of the foregoing, and any and all reissues, reexaminations, extensions, confirmations, registrations and patents of addition on any of the foregoing.

1.73 “Permitted Recipient” has the meaning set forth in Section 7.4(a).

1.74 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

1.75 “Phase III Trial” means, with respect to the United States, the third phase of human clinical trials of a product, which are large-scale trials designed to gain evidence of efficacy and safety in a number of human subjects sufficient to support registration for such Licensed Product with the United

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

States Food and Drug Administration, as described in 21 C.F.R.  §312.21(c), as may be amended, or, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.  “Phase III Trial” also includes any other clinical study in humans prospectively designed as a pivotal study to demonstrate whether the product is safe and effective for use in the indication under investigation in a manner sufficient to file a drug approval application for such indication in the United States or with the European Medicines Agency or any successor entity thereto, whether or not such trial is called a “Phase III” trial. Without limiting the generality of the foregoing, a clinical study will be deemed to be a “Phase III Trial” if such study has been designated by the sponsor as a Phase III clinical trial on www.clinicaltrials.gov (or any successor website maintained by the U.S. National Institutes of Health or any successor agency of the U.S. government).

1.76 “Program” has the meaning set forth in the preamble.

1.77 “Regulatory Documentation” means any and all applications, registrations, licenses, authorizations and approvals (including all Governmental Authorizations), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, correspondence, studies and reports) prepared for submission to a Governmental Entity or research ethics committee with a view to the granting of any Governmental Authorizations, and any correspondence to or with the FDA or any other Governmental Entity (including minutes and official contact reports relating to any communications therewith), and all data contained in any of the foregoing, including regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and manufacturing records.

1.78 “Restricted Employee” mean, with respect to [***], any person who was an employee of [***] and [***].  With respect to [***], “Restricted Employee” means any person who is an employee of [***] and [***].

1.79 “Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.80 “SMCC-DM1 Conjugate” means a conjugate comprising the chemical linker, N-succinimidyl 4-(maleimidomethyl) cyclohexanecarboxylate (SMCC) and the cytotoxic agent, N(2’)-deacetyl-N(2’)-(3-mercapto-1-oxopropyl)-maytansine (DM1).

1.81 “Sublicensee” means an entity to which Debiopharm grants a sublicense under Debiopharm’s rights under Section 2.3.
1.82 “Substantial Completion,” has the meaning set forth in the Technology Transfer Plan with respect thereto, or the Clinical Regulatory Transfer Plan with respect thereto, as applicable.

1.83 “Target” means, when used as a verb to describe the relationship between a molecule and an antigen, that the molecule’s primary intended mechanism of action functions such that it specifically binds to the antigen (or a portion thereof).

1.84 “Taxes” means (i) all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, unclaimed property, escheat, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity, any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of a consolidated, combined, unitary or similar group for any Tax period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by contract or otherwise.

1.85 “Technology Transfer Plan” has the meaning set forth in Section 7.1(a).
1.86 “Territory” means all the countries of the world.
1.87 “Third Party” means any entity other than ImmunoGen or Debiopharm or their respective Affiliates.
1.88 “Third Party Action” means any suit or proceeding by a Third Party for which indemnification is sought by an Indemnified Party under ARTICLE 8.
1.89 “Transfer Taxes” has the meaning set forth in Section 7.8.
1.90 “Upfront Payment” has the meaning set forth in Section 4.1(a).
ARTICLE 2 Grant of rights

2.1 License Grant to Debiopharm.  Subject to the terms and conditions of this Agreement, ImmunoGen and its Affiliates (subject to Section 2.2 below) grants to Debiopharm an exclusive, perpetual, irrevocable, royalty-free license, with the right to grant sublicenses subject to Section 2.3, under and to use the Licensed Intellectual Property to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, register, have registered, package, have packaged, label, have labeled, distribute, have distribute, import, have imported and otherwise exploit and have exploited Licensed Products in the Field in the Territory.

2.2 Exceptions.  The license grant set forth in Section 2.1 excludes the following Intellectual Property: (a) Intellectual Property owned or Controlled by an [***] such Person became [***]; and (b) Intellectual Property that [***] owned or Controlled by the [***] (excluding [***] as of [***] other than [***].

2.3 Sublicenses. Debiopharm will be entitled to grant sublicenses of its rights under Section 2.1 to its Affiliates and to Third Parties, provided, that: (a) each such sublicense will be consistent with the terms and conditions of this Agreement; (b) Debiopharm will provide ImmunoGen with the identity of each such Sublicensee with rights to commercialize any Licensed Product [***]; and (c) Debiopharm will not be relieved of its obligations (including any obligations delegated to its Affiliates or Sublicensees) under this Agreement.

2.4 U.S. Bankruptcy Code. All licenses granted under or pursuant to this Agreement by ImmunoGen to Debiopharm are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Debiopharm, as a licensee

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code and comparable Legal Requirements outside of the United States.
2.5 No Implied Licenses or Rights. Except as expressly set forth in this Agreement, neither Party grants any licenses under its intellectual property rights to the other Party.
ARTICLE 3 Purchase of Acquired Assets

3.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement, ImmunoGen agrees to sell or assign to Debiopharm, and Debiopharm agrees to buy or assume from ImmunoGen, free and clear of all Encumbrances, all of ImmunoGen’s and its Affiliates’ right, title and interest in and to the following assets (the “Acquired Assets”) (but excluding the Excluded Assets):

(a) all inventories of the Program that are described on Schedule 3.1(a), wherever located, including the finished goods, drug product, drug substance, drug substance components and intermediates, linkers, rituximab drug product, starting materials, metabolites, reference standards, stability and retain samples, radiolabeled active pharmaceutical ingredient and impurities, hybridomas, cell lines, reagents, and other clinical trial material work in process described on such schedule (the “Inventories”), subject to Section 4.3(c)(iii), (iv) and (v).

(b) the Contracts pertaining to the Program to which ImmunoGen or any of its Affiliates is a party that are listed on Schedule 3.1(b) (the “Acquired Contracts”), subject to Section 4.3;

(c) all Governmental Authorizations held by ImmunoGen or any of its Affiliates, all pending applications for or renewals of Governmental Authorizations, and any Regulatory Documentation, in each case pertaining to the Program, that are listed on Schedule 3.1(c), and subject to the applicable Governmental Entity transfer requirements relating thereto (the “Acquired Governmental Authorizations”);

(d) the Intellectual Property listed on Schedule 3.1(d) and all rights that ImmunoGen or any of its Affiliates may have to institute or maintain any action to protect the same and recover damages for any infringement thereof (the “Acquired Intellectual Property”);

(e) any and all claims, suits, demands, causes of action, rights of recovery or rights of set-off of whatever kind or description of ImmunoGen or any of its Affiliates against any Person to the extent relating to the Acquired Assets or Assumed Liabilities, to the extent assignable; and

(f) the other assets pertaining to the Program that are listed on Schedule 3.1(f).

3.2 Excluded Assets. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, any item not explicitly identified as an Acquired Asset in Section 3.1 and the related Schedules hereto shall be excluded from the Acquired Assets (the “Excluded Assets”) and will be retained by ImmunoGen and remain the property of ImmunoGen following the Effective Date.  For the avoidance of doubt, Excluded Assets include (a) the [***] listed on Schedule 3.2, and (b) [***].

3.3 Assumed Liabilities. Debiopharm agrees to assume and to pay, perform and discharge all Liabilities of ImmunoGen arising on or after the Effective Date under the Acquired Contracts (other than any Liabilities under the Acquired Contracts arising from, or accruing or relating to any of the covenants,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

obligations, representations, warranties or other provisions of any Acquired Contract that relates to periods prior to the Effective Date) (the “Assumed Liabilities”), subject to Section 5.8.

3.4 Excluded Liabilities. The parties specifically acknowledge that Debiopharm is not agreeing to assume any Liability of ImmunoGen, except the Assumed Liabilities, whether related to the Acquired Assets or otherwise (the “Excluded Liabilities”), which Excluded Liabilities include (a) any liabilities under the agreements listed in Schedule 3.2, (b) patent and other legal costs and fees relating to the Acquired Intellectual Property that have become due or accrue, arise from or relate to periods prior to the Effective Date, and (c) any Liability for (i) Taxes of ImmunoGen (or any stockholder or Affiliate of ImmunoGen) or, with respect to a taxable period or portion thereof ending prior to the Effective Date, relating to the Acquired Assets, (ii) Taxes that arise out of the consummation of the transactions contemplated hereby, except as otherwise provided in Section 4.1(d) and Section 7.9 or (iii) other Taxes of ImmunoGen (or any stockholder or Affiliate of ImmunoGen) of any kind or description (including any Liability for Taxes of ImmunoGen (or any stockholder or Affiliate of the ImmunoGen) that becomes a Liability of Debiopharm under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law.

ARTICLE 4 Payment and Delivery Terms

4.1 Payments to ImmunoGen. In consideration of the rights granted to Debiopharm under ARTICLE 2 and the purchase or assignment of the Acquired Assets under ARTICLE 3 (the “Aggregate Consideration”), Debiopharm hereby agrees to assume the Assumed Liabilities and to pay ImmunoGen as follows:

(a) Upfront Payment. Debiopharm shall pay to ImmunoGen an upfront payment (the “Upfront Payment”) in the amount of Twenty-Five Million U.S. Dollars (US$25,000,000), payable on the Effective Date by wire transfer of immediately available funds to an account designated in writing by ImmunoGen; and

(b) Contingent Payment. As additional consideration for the rights granted to Debiopharm under ARTICLE 2 and for the purchase or assignment of the Acquired Assets under ARTICLE 3, following the completion or achievement of each milestone in the schedule below, Debiopharm shall pay to ImmunoGen the amount associated with such milestone (each, a “Contingent Payment”) by wire transfer of immediately available funds to an account designated in writing by ImmunoGen.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Milestone	Contingent Payment
(1) Both (i) ImmunoGen’s Substantial Completion of its obligations under the Technology Transfer Plan, and (ii) ImmunoGen’s Substantial Completion of its obligations under the Clinical Regulatory Plan	US$5,000,000
(2) Initiation of the first Phase III Trial of IMGN529	US$25,000,000
(3) Initiation of the first Phase III Trial of a Licensed Product other than IMGN529	[***]

If the milestone event described in (2) above occurs prior to the milestone event described in (3) above, then the milestone described in (3) above shall thereafter not be payable.  If the milestone described in (3) above occurs prior to the milestone event described in (2) above, then the milestone described in (2) above shall thereafter not be payable.

(a) Notifications. Debiopharm shall provide ImmunoGen with prompt written notice of the occurrence of any event giving rise to an obligation to make a Contingent Payment to ImmunoGen under Section 4.1(b), which shall in any event be no later than [***] after the occurrence of such event.  Upon achievement of each milestone event, ImmunoGen shall issue an invoice to Debiopharm for the applicable Contingent Payment, and Debiopharm shall pay the applicable Contingent Payment within [***] of the date of receipt of such invoice.

(b) Withholding Taxes. The amounts payable under this Agreement are based on the Parties’ mutual understanding that no non-U.S. withholding tax should apply to payments from Debiopharm to ImmunoGen.  Therefore, if non-U.S. withholding tax does apply to any amount due to ImmunoGen under this Agreement or the Ancillary Agreements, such amount due will be [***].

3.2 Deliveries.
(a) ImmunoGen. On the Effective Date, ImmunoGen shall have delivered to Debiopharm:

(i) a bill of sale for the Acquired Assets that are tangible personal property in the form of Exhibit A, duly executed by ImmunoGen (the “Bill of Sale”); provided that Inventory that is part of the Acquired Assets will be made available to Debiopharm [***], and except as otherwise contemplated by the Technology Transfer Plan in accordance with Section 7.1(a), the Clinical Regulatory Transfer Plan in accordance with Section 7.1(b), or [***] and [***] of ImmunoGen in accordance with Section 7.1(d), or Section 4.3(c)(iii), Section 4.3(c)(vi) or Section 4.3(c)(vii), Debiopharm shall be responsible for storage or transfer of any such Inventory after the Effective Date;

(ii) an assignment of Acquired Assets that are intangible rights and property (including Contracts) in the form of Exhibit B, duly executed by ImmunoGen (the “Assignment and Assumption Agreement”);

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(iii) assignments of the Acquired Intellectual Property rights, duly executed by ImmunoGen in the form of Exhibit C (the “IP Assignment Agreement”);

(iv) documentation that is described in the Clinical Regulatory Transfer Plan for submission to the applicable Governmental Entity by Debiopharm in order to transfer to Debiopharm each Acquired Governmental Authorization, in a form reasonably acceptable to Debiopharm;

(v) documentation associated with the Acquired Assets included in Schedules 3.1(a) though 3.1(f), which will be deemed to have been delivered to Debiopharm upon ImmunoGen providing Debiopharm  with updated access codes as may be necessary for Debiopharm to be able to continue to access, download and print such information located at: [***] ; and until [***] or such longer period as the Parties may agree in writing, ImmunoGen shall: (i) keep such access available, and (ii) maintain the materials located on such site as they are on the Effective Date, and for the avoidance of doubt, without any additions, deletions or changes thereto;

(vi) an invoice for the Upfront Payment; and
(vii) other instruments of transfer reasonably requested by Debiopharm, duly executed by ImmunoGen.
(b) Debiopharm. On the Effective Date, Debiopharm shall have delivered to ImmunoGen:
(i) the Upfront Payment;
(ii) the Assignment and Assumption Agreement, duly executed by Debiopharm; and

(iii) documentation that is described in the Clinical Regulatory Transfer Plan for submission to the applicable Governmental Entity by Debiopharm in order for Debiopharm to assume all of ImmunoGen’s obligations under each Acquired Governmental Authorization, in a form reasonably acceptable to ImmunoGen.

3.3 Delayed Transfers; Novations; and Other Contract Arrangements.

(a) If any property or right (other than Governmental Authorizations) included in the Acquired Assets is not assignable or transferable to Debiopharm either by virtue of the provisions thereof or under applicable law without the consent of one or more Third Parties (each, a “Non-Assignable Right”), and any required Third Party consent to such assignment or transfer (a “Consent”) has not been obtained prior on or prior to the Effective Date, then, notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, (i) this Agreement and the Ancillary Agreements shall not constitute an assignment or transfer of the Non-Assignable Right, and (ii) ImmunoGen shall use its commercially reasonable efforts to obtain such Consent as soon as possible after the Effective Date, provided that [***], and (iii) Debiopharm shall cooperate, to the extent commercially reasonable, with ImmunoGen in its efforts to obtain such Consent, provided that [***]; and (iv) ImmunoGen shall use [***] to obtain for Debiopharm [***] of such Non-Assignable Right, including by (A) [***], and (B) subject to the consent and control of Debiopharm, [***], of any and all rights of ImmunoGen or any of its Affiliates against the other party thereto arising out of [***] or otherwise, provided that [***].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) If any of the Governmental Authorizations included in the Acquired Assets are not assignable or transferable without obtaining a replacement Governmental Authorization, then, notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of any such Governmental Authorization, and ImmunoGen shall cooperate with Debiopharm in its efforts to obtain a replacement Governmental Authorization issued in Debiopharm’s name.

(c) From and after the Effective Date, each of the Parties shall do the following:

(i) Debiopharm shall cooperate with ImmunoGen’s efforts to obtain, and shall agree to, [***] with ImmunoGen and the Third Parties thereto, whether such Acquired Contracts are assigned as of the Effective Date or subject to assignment thereafter under Section 4.3(a), if agreed to by ImmunoGen and the applicable Third Parties [***].  Debiopharm shall not be required to [***] or make any [***] in order to [***], and Debiopharm shall not be [***]; and

(ii) at Debiopharm’s request, ImmunoGen shall use commercially reasonable efforts, at no further cost to either Party, to transfer the statements of work identified on Schedule 4.3(c)(ii) to Debiopharm; and

(iii) ImmunoGen shall use commercially reasonable efforts to [***] in accordance with [***] until [***], and, at Debiopharm’s written request on or before [***], to [***] to Debiopharm (or its designated [***])[***], provided that ImmunoGen shall not be required to [***] unless and until [***] identified in [***] and, upon obtaining such [***], ImmunoGen agrees to [***] to Debiopharm, [***]; provided that, subject to any representations or warranties as of the Effective Date, or covenants expressly set forth in this subsection, ImmunoGen shall have no liability to Debiopharm for the [***] at the time of [***] and disclaims all implied warranties; and

(iv) If requested in writing by Debiopharm on or before [***], ImmunoGen agrees to authorize the [***] to [***] to Debiopharm, provided that [***], such [***] provides [***] with a [***] or [***] provides [***] with [***], in each case reasonably satisfactory to [***], relating to [***], there is [***], and [***] shall have [***] for the [***] from and after the Effective Date and disclaims all implied warranties.  For the avoidance of doubt, the Parties acknowledge that the [***], the [***] and [***] are neither an Acquired Assets nor part of the Licensed Intellectual Property; and

(v) ImmunoGen shall [***], and, at Debiopharm’s written request on or before [***], to [***], payment [***], up to the [***] for the [***] identified on such schedule, and pursuant to the services agreement referenced in Section 7.1(d) below; and

(vi) With respect to the [***] identified in Sections 5, 6 and 7 of Schedule 3.1(a):

(A) that were obtained from [***], ImmunoGen agrees to [***], each such [***] to Debiopharm upon Debiopharm providing evidence reasonably satisfactory to ImmunoGen that Debiopharm has become the sponsor of such study.  Debiopharm agrees that each such [***], as provided by ImmunoGen to Debiopharm prior to the Effective Date, and in accordance with applicable Legal Requirements. In addition, for the [***], Debiopharm agrees to [***]; and

(B) that were obtained [***], ImmunoGen will [***] to determine [***] following the Effective Date [***], and upon its reasonable determination that [***], it

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

will, at Debiopharm’s written election on or before [***],[***] to Debiopharm and such [***] shall become part of the Acquired Assets; and Debiopharm agrees that each such [***].  In the event that a [***], ImmunoGen shall inform Debiopharm and the Parties will discuss how to [***].  ImmunoGen confirms that it [***] and that it will [***] until the earliest of (x) [***] Debiopharm, (y) Debiopharm’s decision not to have them [***], and (z) [***]; and

(i) ImmunoGen shall [***] to [***] in the [***], and, on or before such date, Debiopharm shall, at its expense, cause such materials to be removed from the premises of ImmunoGen; and

(ii) With respect to any Acquired Assets in the possession of a Third Party or ImmunoGen on the Effective Date that will continue to be stored by such Third Party or ImmunoGen pursuant to the terms of this Agreement or the services agreement contemplated by Section 7.1(d) for a period of time following the Effective Date, ImmunoGen shall [***] to continue to have such assets stored (by such Third Party or ImmunoGen, as the case may be) in the same manner as such assets are stored on the Effective Date, provided that ImmunoGen shall have no liability to Debiopharm for the condition of such assets and it disclaims all implied warranties.  Notwithstanding anything else to the contrary, to the extent any Third Party continues to store any Acquired Assets, then Debiopharm shall reimburse ImmunoGen, payment [***], for any and all Third Party costs associated therewith including storage and maintenance from the Effective Date until the earlier of (x) Debiopharm has notified ImmunoGen in writing of its decision to take possession, or not take possession, of such asset as the case may be, or (y) the occurrence of any applicable deadline that is specifically set forth in this Agreement with respect to such asset. Notwithstanding anything in this Agreement to the contrary, ImmunoGen shall not be required to store [***] past [***].

(d) Capitalized terms used in this Section 4.3(d), but not otherwise defined in this Agreement shall have the meanings ascribed to them in the [***].  ImmunoGen shall provide Debiopharm with a copy of any [***] relating solely to IMGN529 that are received by ImmunoGen pursuant to the [***]; provided, that (i) [***] consents to such disclosure to Debiopharm and (ii) Debiopharm agrees with ImmunoGen and [***] to treat such [***] and any other Confidential Information of [***] as confidential, consistent with the confidentiality and non-use obligations pertaining to [***] Confidential Information as set forth in the [***].  Subject to the preceding sentence, ImmunoGen shall provide Debiopharm with a copy of any [***] by [***] received by ImmunoGen pursuant to [***] within [***] days of receipt by ImmunoGen thereof.  If Debiopharm notifies ImmunoGen within [***] days of its receipt of said copy of the [***] pursuant to the preceding sentence, that Debiopharm [***] or any Confidential Information of Debiopharm in such [***] that [***], then ImmunoGen will [***] to notify [***] of such [***] or Confidential Information, as the case may be within the [***] notice period set forth in [***].  ImmunoGen shall promptly notify Debiopharm of any disclosure by [***] to ImmunoGen of any [***].  Any such [***] that is [***] shall be [***], subject to the terms of the [***]. If Debiopharm notifies ImmunoGen in writing that Debiopharm desires ImmunoGen to [***], then ImmunoGen will [***] within the [***]. However, if such [***], then ImmunoGen and Debiopharm will discuss in good faith and must mutually agree upon the strategy and terms under which [***]. For the sake of clarity, for any notifications of ImmunoGen to Debiopharm hereabove mentioned, ImmunoGen shall indicate to Debiopharm the notification period set forth in the [***] enabling Debiopharm to respond to ImmunoGen before the expiration of the [***].

(e) Capitalized terms used in this Section 4.3(e), but not otherwise defined in this Agreement shall have the meanings ascribed to them in the [***].  ImmunoGen has provided Debiopharm with a copy of any [***] relating solely to IMGN529 that were received by ImmunoGen pursuant to the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

[***]. ImmunoGen shall provide Debiopharm with a copy of any [***] by [***] received by ImmunoGen pursuant to [***] within [***] days of receipt by ImmunoGen thereof.  If Debiopharm notifies ImmunoGen within [***] days of its receipt of said copy of the [***] pursuant to the preceding sentence, that Debiopharm [***] or any Confidential Information of Debiopharm in such [***] that [***], then ImmunoGen will [***] to notify [***] of such [***] or Confidential Information, as the case may be within the [***] notice period set forth in [***].

2.4 Further Assurances. On and after the Effective Date, and without further consideration, Debiopharm and ImmunoGen will take all appropriate action, and execute any documents, instruments or conveyances of any kind, that may be reasonably requested by the other party to carry out any of the provisions of this Agreement.  Additionally, and without limiting the generality of the foregoing, if, after the Effective Date, either Party identifies (a) Acquired Assets not previously transferred to Debiopharm or (b) Licensed Know-How not previously transferred or otherwise made available to Debiopharm, which Licensed Know-How is reasonably necessary for Debiopharm to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, register, have registered, package, have packaged, label, have labeled, distribute, have distributed, import, have imported or otherwise exploit or have exploited the Licensed Products in the Field and the Territory, then ImmunoGen shall take appropriate action, and execute such documents, licenses, instruments or conveyances, that may be reasonably requested to transfer such Acquired Assets or transfer or otherwise make available such assets or Licensed Know-How to Debiopharm.  The Parties acknowledge that the immediately preceding sentence is subject to the conditions set forth in Sections 4.3(a), (b), and (c).

ARTICLE 5 Representations and Warranties of ImmunoGen

ImmunoGen represents and warrants to Debiopharm that, as of the Effective Date and except as set forth in the Disclosure Letter, the following representations and warranties are true and correct.

5.1 Organization; Power and Authority. ImmunoGen is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted and proposed to be conducted. ImmunoGen has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party. ImmunoGen is in material compliance with all provisions of its Articles of Organization and by-laws, each as amended to date (the “Organizational Documents”).

5.2 Authority; Binding Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by ImmunoGen have been duly and validly authorized by all necessary corporate action on behalf of ImmunoGen. This Agreement has been duly executed and delivered by ImmunoGen and constitutes the valid and binding obligation of ImmunoGen, enforceable in accordance with its terms, subject to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Each Ancillary Agreement to which ImmunoGen is a party, when executed and delivered by ImmunoGen, will constitute the valid and binding obligation of ImmunoGen, enforceable against ImmunoGen in accordance with its terms, subject to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

5.3 Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which ImmunoGen is a party will not (a) contravene any material provision of the Organizational Documents of ImmunoGen; (b) subject to compliance with Anti-Trust Laws (other than those of the United States), violate or conflict with any law, Governmental Order or Governmental Authorization, the violation of which would have a Material Adverse Effect; (c) subject to obtaining the consents and approvals set forth in the Disclosure Letter or the Clinical Regulatory Transfer Plan, result in any breach of, or constitute a default under, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment, or require any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person under any Acquired Contract that is either binding upon or enforceable against ImmunoGen or any of its Affiliates; (d) require any authorization, consent, approval, filing, waiver, exemption or other action to be obtained, given or made, as applicable, by ImmunoGen, which could reasonably be expected to have a Material Adverse Effect; (e) result in the creation of any Encumbrance upon the Acquired Assets; or (f) subject to obtaining the consents and approvals set forth in the Disclosure Letter or the Clinical Regulatory Transfer Plan, violate any order, writ, injunction, decree, statute, rule or regulation applicable to ImmunoGen, any of its Affiliates or the Acquired Assets.

5.4 Litigation. There is no Litigation to which ImmunoGen or any of its Affiliates is party which is pending or has been threatened in writing, or, to ImmunoGen’s Knowledge orally or by other means, against ImmunoGen or any of its Affiliates which (a) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (b) may affect any of the Acquired Assets or the Assumed Liabilities or may conflict with or limit Debiopharm’s rights under ARTICLE 2 of this Agreement. There are no material judgments or Governmental Orders outstanding against ImmunoGen or any of its Affiliates that could reasonably be expected to affect the transactions contemplated by this Agreement or the Ancillary Agreements, the Acquired Assets, the Assumed Liabilities or the Licensed Intellectual Property.

5.5 Brokerage. No agent, broker investment banker, firm or other Person acting on behalf, or under the authority, of ImmunoGen or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from ImmunoGen or any of its Affiliates in connection with any of the transactions contemplated hereby.

5.6 Solvency.  ImmunoGen is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by, or the performance of any of the obligations under, this Agreement or the Ancillary Agreements.  In addition, immediately after giving effect to the consummation of the transactions contemplated hereby, (a) ImmunoGen will be able to pay its debts as they become due, (b) ImmunoGen will not have unreasonably small capital with which to conduct its present or proposed business, (c) ImmunoGen will have assets (calculated at fair market value) that exceed its liabilities, (d) taking into account all pending and threatened litigation, final judgments against ImmunoGen in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, ImmunoGen will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of ImmunoGen and (e) the cash available to ImmunoGen, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

5.7 Title to Acquired Assets and Licensed Intellectual Property; Sufficiency. (a) ImmunoGen is (i) the sole, true and lawful owner of, and has good title to, the Acquired Assets and (ii) the owner or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

licensee of the Licensed Intellectual Property, free and clear of all Encumbrances, except, with respect to the Licensed Intellectual Property, any Encumbrances which do not conflict with or limit Debiopharm’s rights under ARTICLE 2 of this Agreement; (b) neither ImmunoGen nor any of its Affiliates is, and has not been, bound by any policies or agreements under which the Acquired Assets have been or will be assigned to anyone other than Debiopharm; (c) ImmunoGen and each of its Affiliates has the right to sell and transfer to Debiopharm good, clear record and title to the Acquired Assets, free and clear of all Encumbrances of any kind; and (d) upon execution and delivery to Debiopharm of this Agreement, Debiopharm will become the sole, true and lawful owner of, and receive good and marketable title to, the Acquired Assets, free and clear of all Encumbrances.  Except for the property, plant, equipment and other general operating assets of ImmunoGen, the Acquired Assets and the Licensed Intellectual Property constitute all of the assets and properties owned or Controlled by ImmunoGen or any of its Affiliates necessary or useful for the development, manufacture and commercialization of Licensed Product in its form as of the Effective Date.

5.8 Assumed Liabilities.  ImmunoGen has satisfied, or will satisfy within the terms of the agreement with the relevant Third Party as of the Effective Date, any payment and other obligations under the Assumed Liabilities that have become due or accrue, arise from or relate to periods prior to the Effective Date.

5.9 Contracts; Acquired Contracts.  The Contracts identified in Schedule 3.1(b) (Acquired Contracts), Schedule 3.2 (Excluded Assets), and Schedule 4.3(c)(ii) (SOWs to be transferred) are all Contracts, to which ImmunoGen or any of its Affiliates is a party or by which it or any of its Affiliates are bound that pertain to Licensed Product or its manufacture, development or commercialization. Each Acquired Contract is valid, binding and enforceable against ImmunoGen, and, to ImmunoGen’s Knowledge, the other parties thereto, in accordance with its terms, and is in full force and effect.  To ImmunoGen’s Knowledge, no event or condition has occurred or is alleged to have occurred that constitutes or (with notice or the passage of time or both) would constitute a material default by ImmunoGen or any of its Affiliates or a basis of force majeure or other claim of any other party thereto of excusable delay, termination, nonperformance or accelerated or increased rights under any of the Acquired Contracts.  To ImmunoGen’s Knowledge, no event or condition has occurred or exists or is alleged to have occurred or to exist that constitutes or (with notice or the passage of time or both) would constitute a material default by any Person (other than ImmunoGen) or a basis of force majeure or other claim of ImmunoGen or any of its Affiliates of excusable delay, termination, nonperformance or accelerated or increased rights under such Acquired Contracts.

5.10 Manufacturing Standards.  To ImmunoGen’s Knowledge, all the IMGN529 drug substance and drug product included in the Acquired Assets was and has continued to be through the Effective Date, manufactured, tested, stored, and shipped in material compliance with cGMP, and in accordance with the specifications for such drug supply, in each case that were in effect at the time of such manufacture, testing, storage or shipment, as the case may be.

5.11 Regulatory Compliance.  Schedule 3.1(c) lists all Governmental Authorizations held by ImmunoGen or any of its Affiliates and all pending applications for or renewals of Governmental Authorizations pertaining to the Program, except for such Governmental Authorizations that relate to the property, plant, equipment and other general operating assets and activities of ImmunoGen.  To ImmunoGen’s Knowledge, there is no actual or threatened enforcement action or investigation by any Governmental Entity relating to the Acquired Assets, including IMGN529 or its manufacture, use or development, or which may conflict with or limit Debiopharm’s rights under ARTICLE 2 of this Agreement.  ImmunoGen does not have any reason to believe that any Governmental Entity is considering

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

such action.  ImmunoGen and each of its Affiliates is, and at all times has been, in material compliance with all applicable Legal Requirements with respect to Licensed Product and the other Acquired Assets, and the research, development, manufacture and use of Licensed Product, except where failure to do so would not have a Material Adverse Effect. Neither ImmunoGen nor any of its Affiliates has been served with or received any written search warrant, subpoena, civil investigative demand or contract letter from any Governmental Entity pertaining to Licensed Product or any of the other Acquired Assets or with respect to the research, development, manufacture or use of Licensed Product.  The only Regulatory Documentation related to Licensed Product in ImmunoGen’s possession or Control relates to IMGN529.  ImmunoGen has provided to Debiopharm a complete copy of the Investigational New Drug application in the United States and the Clinical Trial Applications in EU and in Switzerland (including all communication with FDA, AFMPS and SwissMedic pertaining to the relevant Investigational New Drug application or Clinical Trial Application, as the case may be) has been provided to Debiopharm.

5.12 Debarment.  None of ImmunoGen or any of its Affiliates or, any of their respective officers, employees or agents, or any Person involved in the manufacture or development of IMGN529, has been debarred under applicable law, including, 21 U.S.C. §335a, or excluded from participation in government programs, including 42 U.S.C. §1320a-7.  None of ImmunoGen or any of its Affiliates, or to ImmunoGen’s Knowledge, any of their respective officers, employees or agents, or any Person involved in the manufacture or development of Licensed Product has been charged or convicted of any crime or engaged in any conduct that would reasonably be expected to result, in debarment under applicable law, including, 21 U.S.C. §335a, or exclusion from participation in government programs, including 42 U.S.C. §1320a-7.  No claims, actions or proceedings or, to ImmunoGen’s Knowledge, investigations, that would reasonably be expected to result in such a debarment or exclusion of ImmunoGen or any of its Affiliates are pending or, to ImmunoGen’s Knowledge, threatened, against ImmunoGen or any of its Affiliates, to ImmunoGen’s Knowledge, any of their respective officers, employees or agents or any Person involved in the manufacture or development of Licensed Product.

5.13 Affiliates.  Set forth on Schedule 5.13 is a list of all Affiliates of ImmunoGen.  None of ImmunoGen’s Affiliates are, or has been, involved in the research, development or commercialization of Licensed Product.

5.14 Intellectual Property.

(a) Set forth on Schedule 5.14 is a list of all Patent Rights included in the Licensed Intellectual Property as of the Effective Date.  Neither ImmunoGen nor its Affiliates Control any trademark rights with respect to Licensed Product. The Acquired Intellectual Property and Licensed Intellectual Property constitutes all Intellectual Property owned or Controlled by ImmunoGen or any of its Affiliates as is necessary or useful for Debiopharm to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, register, have registered, package, have packaged, label, have labeled, distribute, have distributed, import, have imported or otherwise exploit or have exploited the Licensed Products in the Field and the Territory.  Neither ImmunoGen nor any of its Affiliates has granted any license or other permission to use, exploit, transfer or assert (i) any Acquired Intellectual Property, or (ii) any Licensed Intellectual Property that conflicts with or limits Debiopharm’s rights under ARTICLE 2 of this Agreement.  Neither ImmunoGen nor any of its Affiliates has granted any other rights to (x) the Acquired Intellectual Property, or (y) the Licensed Intellectual Property that conflicts with or limits Debiopharm’s rights under ARTICLE 2 of this Agreement.  Neither ImmunoGen nor any of its Affiliates has taken any action, or failed to take any action, that may have the effect of estopping or otherwise limiting the right of (A) Debiopharm to enforce the Acquired Intellectual Property against any Person, or (B) subject

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

to Section 7.7, ImmunoGen to enforce the Licensed Intellectual Property against any Person.  [***] The Acquired Intellectual Property is not subject to any obligation to make payment, or the obligation to grant rights, to any Person in exchange.  Neither ImmunoGen nor any of its Affiliates is bound by, or party to, any Contract that would prevent, prohibit or otherwise interfere with the ability of Debiopharm to use or otherwise exploit (I) the Acquired Intellectual Property or (II) the Licensed Intellectual Property pursuant to the terms of Section 2.1.

(b) [***]

(c) [***] There are no claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings or other proceedings pending or, to ImmunoGen’s Knowledge, threatened, involving the patents or patent applications within the Acquired Intellectual Property or the Licensed Intellectual Property. [***] ImmunoGen and its Affiliates have taken commercially reasonable actions to maintain and protect each item of the Acquired Intellectual Property.  All application, registration, maintenance and renewal fees in respect of the Acquired Intellectual Property have been paid and to ImmunoGen’s knowledge, all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such Acquired Intellectual Property.

5.15 Taxes.ImmunoGen has timely filed all Returns required to have been filed by or with respect to ImmunoGen with respect to the Acquired Assets (and all such Returns were true, complete, accurate and correct in all material respects) and has paid to the appropriate Governmental Authority all Taxes due with respect to the Acquired Assets (whether or not shown on any Return); no deficiencies have been asserted with respect to Taxes with respect to the Acquired Assets that have not been settled or otherwise paid; and there are no ongoing or pending disputes, audits, requests for information, investigations, examinations, claims, litigation, proceedings, controversies, assessments or collections by a Governmental Authority relating to Taxes or any Return of ImmunoGen with respect to the Acquired Assets (including claims or assertions made in writing by a Governmental Authority in a jurisdiction where ImmunoGen does not file that it is or may be subject to taxation in that jurisdiction).

5.16 Disclosures. [***]

5.17 Disclaimer. Except as expressly set forth in this Agreement, nothing in this Agreement is or will be construed as a warranty or representation by ImmunoGen (a) as to the validity or scope of any patent application or patent within the Acquired Intellectual Property or the Licensed Patent Rights, or (b) that anything made, used, sold or otherwise disposed through the use or practice of the Acquired Assets or any license granted under this Agreement is or will be free from infringement of any Third Party Intellectual Property. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IMMUNOGEN DOES NOT MAKE ANY REPRESENTATION OR EXTEND ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 6 Representations and Warranties of Debiopharm

Debiopharm represents and warrants to ImmunoGen that, as of the Effective Date the following representations and warranties are true and correct:

6.1 Organization; Power and Authority. Debiopharm is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted and proposed to be conducted. Debiopharm has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party. Debiopharm is in material compliance with all provisions of its organizational documents and by-laws, each as amended to date (the “Organizational Documents”).

6.2 Authority; Binding Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Debiopharm have been duly and validly authorized by all necessary corporate action on behalf of Debiopharm. This Agreement has been duly executed and delivered by Debiopharm and constitutes the valid and binding obligation of Debiopharm, enforceable in accordance with its terms, subject to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Each Ancillary Agreement to which Debiopharm is a party, when executed and delivered by Debiopharm, will constitute the valid and binding obligation of Debiopharm, enforceable against Debiopharm in accordance with its terms, subject to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

6.3 Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Debiopharm is a party will not (a) contravene any material provision of the Organizational Documents of Debiopharm; (b) violate or conflict with any law, Governmental Order or Governmental Authorization, the violation of which would have a Material Adverse Effect; (c) require any authorization, consent, approval, filing, waiver, exemption or other action to be obtained, given or made, as applicable, by Debiopharm, which could reasonably be expected to have a Material Adverse Effect; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Debiopharm.

6.4 Litigation. There is no Litigation to which Debiopharm is party which is pending or has been threatened in writing against Debiopharm which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Ancillary Agreements. There are no material judgments or Governmental Orders outstanding against Debiopharm that could reasonably be expected to affect the transactions contemplated by this Agreement or the Ancillary Agreements.

6.5 Brokerage. No agent, broker investment banker, firm or other Person acting on behalf, or under the authority, of Debiopharm is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Debiopharm in connection with any of the transactions contemplated hereby.

6.6 Solvency.  Debiopharm is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by, or the performance of any of the obligations under, this Agreement or the Ancillary Agreements.  In addition, immediately after giving effect to the consummation of the transactions

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

contemplated hereby, (a) Debiopharm will be able to pay its debts as they become due, (b) Debiopharm will not have unreasonably small capital with which to conduct its present or proposed business, (c) Debiopharm will have assets (calculated at fair market value) that exceed its liabilities, (d) taking into account all pending and threatened litigation, final judgments against Debiopharm in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Debiopharm will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Debiopharm and (e) the cash available to Debiopharm, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

ARTICLE 7 Agreements of ImmunoGen and Debiopharm
7.1 Transfer Plans; Safety Data Agreement; Testing.

(a) Technology Transfer Plan.  Following the Effective Date, ImmunoGen shall [***] to effect the technology transfer plan agreed between the Parties (the “Technology Transfer Plan”) [***] in order to make available to Debiopharm the information, technology, documents, materials, tangible know-how, and processes reasonably necessary or useful for the manufacture of Licensed Product in the form of each such product that exists on the Effective Date.

(b) Clinical Regulatory Transfer Plan.   Following the Effective Date, the Parties shall [***] to effect the clinical regulatory transfer plan agreed between the Parties (the “Clinical Regulatory Transfer Plan”) [***].

(c) Safety Data Exchange Agreement. Following the Effective Date, (i) ImmunoGen agrees to promptly provide to Debiopharm any safety data or information that it or any of its Affiliates receives relating to Licensed Product, and (ii) the Parties shall [***] to enter into a safety data exchange agreement pursuant to which the Parties will share and protect safety data developed or obtained by them that relates to MAY Compounds.

(d) Stability Testing and Reference Standards.  Following the Effective Date, at Debiopharm’s request the Parties shall [***] to enter into a services agreement pursuant to which ImmunoGen would [***], for which ImmunoGen would be entitled to be paid [***].

(e) Quality Agreement.  Following the Effective Date, the Parties shall [***] to enter into a Quality Agreement with respect to the drug product manufactured by ImmunoGen and transferred to Debiopharm, and which Debiopharm will use in clinical trials.

(f) Access to Additional Data.  Following the Effective Date, ImmunoGen will [***] efforts to provide to Debiopharm data, results and information in ImmunoGen’s possession or Control (including, without limitation, information contained in [***]) that has not theretofore been provided pursuant to Section 4, the Technology Transfer Plan or the Clinical Regulatory Transfer Plan (i) [***], or (ii) [***], Debiopharm may request such information, and ImmunoGen will [***] to retrieve such information and provide it to Debiopharm [***]. Such request will [***], as well as [***].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

7.2 ImmunoGen Support Services.

(a) Without limiting ImmunoGen’s obligations under Section 7.1, from the Effective Date until the earlier of (i) the completion of the Technology Transfer Plan and the Clinical Regulatory Plan, or (ii) [***] (or such longer period as the Parties may agree in writing), ImmunoGen shall make available to Debiopharm, at Debiopharm’s request and at no further cost to Debiopharm, members of ImmunoGen’s personnel (up to [***], pro-rated for periods that are less than a full Calendar Year based on the number of days services are provided hereunder in such Calendar Year) in order to perform activities as described in the Technology Transfer Plan or the Clinical Regulatory Transfer Plan, provided that half of the FTE services described in this subsection shall be dedicated to antibody manufacturing.

(b) From and after the support period contemplated by Section (a) above until the earlier of (i) [***], or (ii) [***] years after the Effective Date, ImmunoGen shall make available to Debiopharm, at Debiopharm’s request at the FTE Rate, members of ImmunoGen’s personnel (up to [***], pro-rated for periods that are less than a full Calendar Year based on the number of days services are provided hereunder in such Calendar Year) in order to provide consulting services with respect to manufacturing or development of Licensed Product, provided that ImmunoGen may, but shall not be required to, provide more than [***] per week pursuant to this subsection.

7.3 Due Diligence and Other Obligations regarding the Program.

(a) The parties acknowledge and agree that as from the Effective Date and so long as Debiopharm has obligations outstanding under Section 4.1, Debiopharm shall, upon ImmunoGen’s written request but no more than [***] year, provide, a written report to ImmunoGen in reasonable detail regarding the status of the development program in respect of IMGN529.

(b) Debiopharm, itself or through its Affiliates or one or more licensees or Sublicensees of rights to IMGN529, must use Commercially Reasonable Efforts to Initiate the Phase III Trial of a Licensed Product within [***] years after the Effective Date.

(c) If Debiopharm shall transfer, assign, sell, license, convey or dispose of Acquired Assets, or sublicense Licensed Intellectual Property, or rights in or to any of the foregoing (whole or partial), to any Third Party, Debiopharm shall in all cases remain primarily responsible for the payment and other obligations in this Agreement including, without limitation, payment of the Contingent Payments.

(d) ImmunoGen shall provide written notice to Debiopharm upon Substantial Completion of its obligations under the Technology Transfer Plan and the Clinical Regulatory Transfer Plan (as described therein).  Debiopharm shall have [***] to provide written notice of any objections.  If there is no objection within such period, the Technology Transfer Plan and the Clinical Regulatory Transfer Plan shall be deemed complete for all purposes.  If there is any objection, then Debiopharm shall work together with ImmunoGen to schedule an in-person meeting, if reasonably feasible, at a mutually acceptable location or will schedule one or more conference calls to address the disagreement over Substantial Completion, and the Parties and shall endeavor in good faith to resolve any dispute. If Debiopharm and ImmunoGen are unable to resolve the concerns pursuant to the process set out in this Section 7.3(d), the parties shall resolve such dispute in accordance with the provisions of Section 9.16.

(e) If ImmunoGen in good faith believes that Debiopharm is breaching its obligations under this Section 7.3, then ImmunoGen may provide Debiopharm with written notice thereof and provide

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

reasonable detail regarding such alleged breaches. If such notice is properly given, Debiopharm shall designate representatives, including at least one officer with operating responsibility for IMGN529 with appropriate expertise, to meet with ImmunoGen within [***] from the date of such notice to address in good faith ImmunoGen’s belief that Debiopharm is breaching one or more obligations under this Section 7.3. Debiopharm shall work together with ImmunoGen to schedule an in-person meeting, if reasonably feasible, at a mutually acceptable location or will schedule one or more conference calls to address the asserted breach of obligations, and the Parties and shall endeavor in good faith to resolve any dispute. If Debiopharm and ImmunoGen are unable to resolve the concerns pursuant to the process set out in this Section 7.3(e), the Parties shall resolve such dispute in accordance with the provisions of Section 9.16.

7.4 Confidentiality and Non-use.

(a) Each Party agrees (i) to take such steps as are reasonable and necessary to maintain the confidentiality of the Confidential Information of the other Party, (ii) not to disclose the other Party’s Confidential Information to any Third Party without the prior written consent of such other Party, and (iii) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement; provided, however, that the foregoing obligations will not apply to information that (and such information shall not constitute Confidential Information) (A) is in possession of the receiving Party at the time of disclosure, as reasonably demonstrated by written records and without obligation of confidentiality, (B) later becomes part of the public domain through no fault of the receiving Party, (C) is received by the receiving Party without obligation of confidentiality from a Third Party with a right to such information, or (D) is developed independently by the receiving Party  without use of, reference to, or reliance upon the disclosing Party’s Confidential Information by individuals who did not have access to such Confidential Information.  From and after the Effective Date, the Acquired Intellectual Property shall be deemed the  Confidential Information of Debiopharm, and this Agreement, the Ancillary Agreements, and all schedules and exhibits thereto shall be deemed the Confidential Information of both Parties.  The Licensed Intellectual Property shall remain the Confidential Information of ImmunoGen, subject to the exceptions set forth in (A) through (D) above.  A Party may disclose Confidential Information of the other Party to (x) its Affiliates, and to its and their directors, employees, consultants, contractors and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, and any bona fide actual or prospective collaborators, (sub)licensees, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential and not to use such information, to the extent reasonably necessary to enable such actual or prospective collaborators, underwriters, investors, lenders or other financing sources to determine their interest in, and to perform obligations and exercise rights in connection with, any collaboration with, underwriting or making an investment in, or otherwise providing financing to, the receiving Party (a “Permitted Recipient”), and (y) the extent such disclosure is required to comply with applicable law or regulation or the order of a court of competent jurisdiction, to defend or prosecute litigation or to comply with the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity; provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party, takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, and cooperates with the disclosing Party at the disclosing Party’s request in any efforts to obtain a protective order, confidentiality treatment or the like.  The receiving Party shall be liable for its Permitted Recipient’s compliance with this Agreement as if such Permitted Recipient is the receiving Party.  Notwithstanding any other provision of this Agreement, each Party may disclose and use Confidential Information of the other Party as necessary to prosecute or defend litigation or otherwise enforce obligations under this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) Each Party acknowledges that Confidential Information of the other Party constitutes a unique and valuable asset and represents a substantial investment of time and expense. Each Party agrees that the agreements contained in this Section 7.4 are reasonable and necessary to protect the legitimate interests of the other Party and that any violation or breach of this Section 7.4 may result in irreparable injury to the other Party for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to a Party for such violation or breach and regardless of any other provision contained in this Agreement, each Party will be entitled to seek injunctive and other equitable relief restraining such violation or breach (without any requirement that such Party provide any bond or other security).

(c) As to the subject matter of this Agreement, this Section 7.4 supersedes any confidential disclosure agreements between the Parties, including that certain Mutual Confidential Disclosure Agreement, dated as of [***].  Any confidential information of a Party under any such agreement relating to the subject matter of this Agreement shall be treated as Confidential Information of such Party hereunder, subject to the terms of this Section 7.4.

7.5 Covenant Not to Compete; Certain Rights to Retain and Use Information.

(a) As an inducement for Debiopharm to enter into this Agreement and for the consideration to be paid to ImmunoGen under this Agreement, until the earliest of (i) the [***] of a Licensed Product in any of the [***], (ii) [***] from the Effective Date, and (iii) such time as Debiopharm has abandoned the development, manufacture and commercialization of all Licensed Products, none of ImmunoGen or any of its Affiliates will, directly or indirectly, including with or through any Third Party, conduct any research, development or commercialization activities for any Antibody product Targeting CD37 (whether or not drug-conjugated).

(b) Notwithstanding the foregoing, in the event that ImmunoGen undergoes a merger, consolidation, sale of all or substantially all of its assets, or similar acquisition transaction with or by a Third Party (a “ImmunoGen Acquirer”) pursuant to which the holders of its capital stock immediately prior to such transaction own, in the aggregate, less than 50% of the total combined voting power of the capital stock of the successor or surviving entity after such transaction or a majority of the members of its Board of Directors immediately prior to such transaction cease to be members of such successor or surviving entity’s Board of Directors after such transaction, and such ImmunoGen Acquirer [***], then such ImmunoGen Acquirer and its Affiliates shall be [***] provided ImmunoGen Acquirer [***].  Once a Person has become an ImmunoGen Acquirer, Debiopharm shall thereafter be released from all of its obligations to inform ImmunoGen of the development of the Licensed Products and to strictly limit such communication to the notifications related to the achievement of Milestones and safety issues relating to Licensed Products.

(c) ImmunoGen shall have the right to retain, for archival purposes and in order to comply with Legal Requirements, copies of all data and other information that is included within (i) the Acquired Intellectual Property and (ii) the other assets transferred to Debiopharm pursuant to Section 3.1(e), provided, in either case, that ImmunoGen shall keep such data and other information in a secure file (or in a computer locked with a password), not readily accessible and always clearly marked as “confidential,” and otherwise confidential in accordance with its obligations under Section 7.4.

7.6 Non-Solicitation.  For a period of [***] years after the Effective Date,  neither Party shall, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Employee of the other Party to terminate his or her employment with the other Party or (b) hire or attempt to hire any Restricted Employee, provided that this clause (b) shall not apply to any individual whose employment with the other Party has been terminated for a period of six months or longer. Nothing in this Section shall prevent or be meant to prohibit any Restricted Employee from one Party directly contacting the other Party for employment or employment opportunities or from responding to published employment advertisements, and, under these limited circumstances, this restriction shall not prevent either Party from interviewing hiring or attempting to hire such Restricted Employee.

7.7 Patent Rights: Prosecution; Infringement.

(a) Prosecution of Patent Rights. ImmunoGen, acting through patent counsel or agents of its choice, will have exclusive responsibility, at its sole cost and expense and in its sole discretion, for the preparation, filing, prosecution and maintenance of all Licensed Patent Rights. Upon Debiopharm’s written request, but not more frequently than once per calendar year, ImmunoGen will provide Debiopharm with an update on the status of the prosecution and maintenance of such Licensed Patent Rights. Any such update shall be ImmunoGen’s Confidential Information and subject to Section 7.4.

(b) Infringement of Licensed Patent Rights by Third Parties.  Each Party will promptly notify the other Party in writing of any alleged or threatened infringement of the Licensed Patent Rights of which it becomes aware in each case only to the extent relevant to the development, manufacture or commercialization of the Licensed Products (“Infringement”). ImmunoGen has the exclusive right, in its sole discretion, to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing all or any portion of the Licensed Patent Rights or using without proper authorization all or any portion of the Licensed Know-How, and will control any such action for which it exercises such right. ImmunoGen will consider in good faith any reasonable request from Debiopharm to initiate an infringement or other appropriate suit against any Third Party with respect to an Infringement, however, ImmunoGen will not be required to initiate any such suit. If necessary, in any action brought pursuant to this Section 7.7(b), Debiopharm agrees to be joined as a party plaintiff and to give reasonable assistance and any needed authority to control, file and to prosecute such action.

(c) Infringement of Third Party Rights. If any Licensed Product that is manufactured, used or sold by or for Debiopharm becomes the subject of a Third Party’s claim or assertion of infringement of Patent Rights controlled by such Third Party, the Party first having notice of the claim or assertion will promptly notify the other Party in writing, and the Parties will promptly meet to consider in good faith the claim or assertion and the appropriate course of action. Nothing in this Section 7.7(c) will be deemed to relieve either Party of its indemnification obligations under ARTICLE 8.

(d) Covenant Not to Enforce.  In partial consideration for the rights and obligations contained herein, ImmunoGen and its Affiliates agrees not to enforce against Debiopharm, its Affiliates or, Sublicensees any Licensed Patent Rights which Debiopharm or its Affiliates may infringe in practicing the license granted in Section 2.1.

(e) Covenant Not to Contest or Challenge.  Neither ImmunoGen nor any of its Affiliates will contest or challenge, either directly or indirectly through any Third Party, in any patent office, court, or other forum, the validity and enforceability of the Acquired Intellectual Property.

(f) Patent Marking. Debiopharm agrees to comply with the patent marking statutes in each country in which a Licensed Product is sold by Debiopharm or its Affiliates, licensees or Sublicensees.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

7.8 Tax Filings and Assistance.  Subject to Section 7.4 and otherwise to the extent not inconsistent with this Agreement, ImmunoGen and Debiopharm will (a) each provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (b) each retain and provide the other with any records or other information that may be relevant to such Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period.

7.9 Transfer Taxes.  All excise, transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (collectively, “Transfer Taxes”) shall be borne one-hundred percent (100%) by Debiopharm.  For the avoidance of doubt, Transfer Taxes shall not include franchise Taxes or Taxes based on income or gross receipts. Debiopharm shall file all necessary Returns and other documentation with respect to all such Transfer Taxes.  If required by applicable law, ImmunoGen shall join in the execution of any Returns and other documentation pertaining to Transfer Taxes and shall use commercially reasonable efforts to minimize the incidence and magnitude of any Transfer Taxes.

7.10 Straddle Periods    All property and ad valorem taxes and assessments on the Acquired  Assets for any taxable period that begins on or before and ends after the Effective Date (a “Straddle Period”) shall be prorated between the Debiopharm and ImmunoGen, as of the close of business on the Effective Date based on the best information then available, with (a) ImmunoGen being liable for such Taxes attributable to any portion of a Straddle Period ending prior to the Effective Date and such Taxes shall be allocable to the Pre-Closing Tax Period and (b) Debiopharm being liable for such Taxes attributable to any portion of a Straddle Period beginning on or after the Effective Date.  Information available after the Effective Date that alters the amount of property taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such taxes shall be prorated between Debiopharm and ImmunoGen.  All prorations under this Section 7.10 shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Effective Date shall be allocated to ImmunoGen based upon the number of days in the Straddle Period on or prior to the Effective Date and items related to the portion of a Straddle Period beginning after the Effective Date shall be allocated to Debiopharm based upon the number of days in the Straddle Period after the Effective Date.  The amount of all such prorations shall, if able to be calculated on or prior to the Effective Date, be paid on the Effective Date or, if not able to be calculated on or prior to the Effective Date, be calculated and paid as soon as practicable thereafter.

ARTICLE 8 Indemnification; limitations

8.1 Survival; Expiration. Notwithstanding any investigation made by or on behalf of any party hereto prior to, on or after the Effective Date, the representations and warranties contained in this Agreement (including the Schedules hereto) and in any Ancillary Agreement shall survive for a period of one (1) year  following the Effective Date, except that the representations and warranties contained in Sections 5.1,  5.2,  5.3,  5.4,  5.5,  5.6,  5.7,  5.14,  5.15,  6.1,  6.2,  6.3,  6.4,  6.5 and 6.6 shall survive for the applicable statute of limitations period. The covenants, agreements and obligations of the parties shall survive until fully performed and discharged, unless otherwise expressly provided herein.  Each Party shall give prompt written notice to the other Party of (a) any event, circumstance or condition that constitutes a

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

breach of, or makes inaccurate, any representation and warranty of such Party hereunder, or (b) the non-fulfillment of any covenant, agreement or obligation of such Party hereunder.

8.2 Indemnification by ImmunoGen. ImmunoGen shall indemnify Debiopharm, its Affiliates, its and their respective directors, officers, employees, consultants and agents, and its and their respective successors, heirs and assigns, in respect of, and hold each of them harmless and defend them against, all liabilities, judgments, claims, settlements, losses, damages, fees, Taxes, penalties, obligations and expenses (including reasonable attorneys’ fees and expenses and costs and expenses of investigation) (collectively, “Damages”) incurred or suffered by them resulting from, relating to or constituting:

(a) any breach of any representation or warranty of ImmunoGen contained in this Agreement or any Ancillary Agreement; or
(b) any failure to perform any covenant or agreement of ImmunoGen contained in this Agreement or any Ancillary Agreement; or
(c) any Excluded Liabilities; or

(d) with respect to Third Party Actions only, to the extent relating to use of the Acquired Assets or the development or commercialization (including the manufacture, promotion, import, use or sale by any Person) of any Licensed Product by or on behalf of ImmunoGen or its Affiliates, or their respective licensees, contractors, distributors or agents, or their respective heirs, successors or assigns, prior to the Effective Date.

8.3 Indemnification by Debiopharm. Debiopharm shall indemnify ImmunoGen, its Affiliates, its and their respective directors, officers, employees, consultants and agents, and its and their respective successors, heirs and assigns, in respect of, and hold each of them harmless and defend them against, all Damages incurred or suffered by them thereof resulting from, relating to or constituting:

(a) any breach of any representation or warranty of Debiopharm contained in this Agreement or any Ancillary Agreement;
(b) any failure to perform any covenant or agreement of Debiopharm contained in this Agreement or any Ancillary Agreement; or
(c) any Assumed Liabilities; or

(d) with respect to Third Party Actions only, to the extent relating to use of the Acquired Assets or the development or commercialization (including the manufacture, promotion, import, use or sale by any Person) of any Licensed Product by or on behalf of Debiopharm or its Affiliates, or their respective licensees, contractors, distributors or agents, or their respective heirs, successors or assigns, on or after the Effective Date, except to the extent such Third Party Action results from, relates to or constitutes any of the items set forth above in Section 8.2(a) through (d), but including for the avoidance of doubt any such Third Party Actions (including involving a Governmental Entity) relating to any clinical studies referred to in Section 3.1(c) that are performed on or after the Effective Date, including while ImmunoGen remains the nominal sponsor thereunder (other than to the extent such Third Party Action arises from, or accrues or relates to the period prior to the Effective Date).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

8.4 Indemnification Claims and Dispute Resolution.

(a) Third Party Actions. A Person seeking indemnification under Article 8 (the “Indemnified Party”) shall give written notification to the Party from which recovery is sought (the “Indemnifying Party”) of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this ARTICLE 8 and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this ARTICLE 8 and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the  Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The non-controlling Party may participate in such defense at its own expense. The controlling Party shall keep the non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling Party with respect thereto. The non-controlling Party shall furnish the controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling Party in the defense of such Third Party Action. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if the Indemnified Party controls the defense of such Third Party Action pursuant to the terms hereof. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) Other Claims.

(a) In order to seek indemnification under this ARTICLE 8 other than in connection with a Third Party Action, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a response, in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the claimed amount (in which case the response shall be accompanied by a

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

payment by the Indemnifying Party to the Indemnified Party of the claimed amount, by check or by wire transfer), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the claimed amount, or (C) dispute that the Indemnified Party is entitled to receive any of the claimed amount.

(b) During the thirty (30)-day period following the delivery of the response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30)-day period, the Indemnifying Party and the Indemnified Party shall resolve the Dispute in accordance with Section 9.16.

8.5 Limitations.

(a) Anything contained in this Agreement to the contrary notwithstanding, except as otherwise set forth in Section 8.5(b), (i) the aggregate liability of a  Party for Damages (excluding Damages resulting from Third Party Actions indemnifiable under this Agreement) under Section 8.2(a) or Section 8.2(b) shall not exceed [***] of the Aggregate Consideration actually paid to ImmunoGen, and (ii) except for payments due under ARTICLE IV, a Party shall not be liable under this ARTICLE 8 unless and until the aggregate Damages (excluding Damages incurred resulting from Third Party Actions indemnifiable under this Agreement) for which it would otherwise be liable under this ARTICLE 8 exceeds [***] (at which point such Party shall become liable for the [***] under this ARTICLE 8).

(b) Anything contained in this Agreement to the contrary notwithstanding, except for Damages resulting from Third Party Actions indemnifiable under this Agreement, the aggregate liability of a Party for Damages under this ARTICLE 8 for breach of any representation or warranty by such Party contained in Sections [***] shall not exceed [***] of the Aggregate Consideration actually paid to ImmunoGen.

(c) Notwithstanding anything herein to the contrary, ImmunoGen shall have no liability for Damages arising from a breach of [***], if such breach is the result of the fact that an ImmunoGen agent or a Person involved in the manufacture or development of IMGN529 other than an officer or employee,  [***], and ImmunoGen did not [***].

(d) EXCEPT FOR EITHER PARTY’S BREACH OF SECTION 7.4 OR IMMUNOGEN’S BREACH OF SECTION 7.5, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (i) ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING ANY DAMAGES RESULTING FROM LOSS OF PROFITS, LOSS OF BUSINESS OR LOSS OF GOODWILL), OR (ii) COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, EVEN IF EITHER PARTY IS INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.  NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE OR EXEMPLARY DAMAGES.    For purposes of clarity, an Indemnified Party’s monetary liability under a Third Party Action for such Third Party’s special, incidental, indirect or consequential damages, or for any exemplary or punitive damages payable to such Third Party in connection with such Third Party Claim, shall be deemed to be the direct damages of such Indemnified Party for purposes of this ARTICLE 8.  No breach by ImmunoGen hereunder shall permit Debiopharm the right to rescind this Agreement or any of the transactions contemplated hereby.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(e) No limitation or condition of liability provided in this Section 8.5 shall apply to any Damages resulting from fraud.

(f) Each Party shall (and shall cause its Affiliates to) [***] to take such actions, and pursue such legal rights and remedies available, in order to mitigate Damages (or potential Damages) for which indemnification is provided to it under this Agreement.

8.6 Right to Set-Off.  Without limiting any other rights or remedies available to Debiopharm, Debiopharm may set-off the amount of any Damages for which indemnification has been finally determined or agreed pursuant to Section 8.4 against any Contingent Payments or other amounts payable by Debiopharm under this Agreement or any of the Ancillary Agreements.  If any Contingent Payment becomes due and is not yet paid and Debiopharm submits a Claim Notice or there exists a Third Party Action pursuant to which Debiopharm is entitled to indemnification under Section 8.2, Debiopharm may pay such Contingent Payment, up to the amount of the Damages claimed in the Claim Notice or Third Party Action, into an escrow account pursuant to an escrow agreement reasonably acceptable to the Parties pending resolution of such Claim or Third Party Action.

8.7 [***] Remedy.  Except as provided in [***], the rights of the Indemnified Parties under this ARTICLE 8 shall be [***] of the Parties with respect to claims resulting from or relating to this Agreement or the Ancillary Agreements.

ARTICLE 9 General

9.1 Entire Agreement; Amendment.  This Agreement, the Ancillary Agreements, and the Exhibits attached hereto and thereto set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

9.2 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws that would require the application of any other law).  The provisions of the United Nations Convention on Contracts for the International Sale of Goods (Vienna 1980) and the Convention on the Limitation Period in the International Sale of Goods (New York 1974), as amended by that certain Protocol, done at Vienna on 11 April 1980, shall not apply to this Agreement or the Ancillary Agreements, or any subject matter hereof or thereof.

9.3 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes (a) as documented in a delivery receipt if sent by international express delivery service or (b) upon delivery if delivered personally. Unless otherwise specified in writing, the notice addresses of the Parties will be as described below.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

For ImmunoGen:ImmunoGen, Inc.

830 Winter Street

Waltham, MA 02451-1477

Attn: Vice President, Business Development

with a copy to:ImmunoGen, Inc.

830 Winter Street

Waltham, MA 02451-1477

Attn: Legal Department

For Debiopharm:Debiopharm International, S.A.

Forum “après-demain,”

Chemin Messidor 5-7,

Case Postale 5911,

CH-1002 Lausanne,

Switzerland

Attention: Chief Executive Officer

with a copy to:Debiopharm International, S.A.

Forum “après-demain,”

Chemin Messidor 5-7,

Case Postale 5911,

CH-1002 Lausanne,

Switzerland

Attention: Director, IP& Legal Affairs

9.4 No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

9.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party,  except that a  Party may make such an assignment or transfer without the other Party’s consent (a) to the assigning Party’s Affiliates or (b) to the successor to all or substantially all of the business or assets of such Party (or with respect to Debiopharm only, all or substantially all of the business or assets to which this Agreement relates), whether by merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights or obligations under this Agreement will, in a writing to the other  Party, expressly assume performance of such rights or obligations, but the assigning Party will remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its assignees to act in a manner consistent with this Agreement. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 9.5 will be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

9.6 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed as authorization for either Party to act as the agent for the other Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

9.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.8 Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part. If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

9.9 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

9.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

9.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. For purposes of executing this Agreement, a facsimile copy of this Agreement, or .pdf copy, including the signature pages, will be deemed an original.

9.12 Public Announcements.  Either Party may make any public disclosure relating to the subject matter of this Agreement that it believes in good faith is required by applicable law, regulation or stock market rule; provided that such Party shall use commercially reasonable efforts to provide the other Party with notice of the contents of each such public disclosure at least ten (10) days prior to issuing such public disclosure, and shall consider in good faith any comments provided by the other Party prior to making such public disclosure.  Except as contemplated by the prior sentence, each Party must get the prior approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, prior to making any public announcement, or issuance of a press release, relating to the transactions contemplated by this Agreement.

9.13 No Third Party Beneficiaries. Except as set forth in ARTICLE 8 hereof, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.14 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

9.15 Expenses. Except as set forth in ARTICLE 8, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.16 Dispute Resolution.  Each Party shall provide the other Party with written notice of any claim of breach under this Agreement or any Ancillary Agreement and such other Party shall have a reasonable period of time (of not less than 30 days) to cure such breach if curable.  The Parties recognize that a bona fide dispute as to certain matters may from time to time arise relating to either Party’s rights or obligations hereunder or under the Ancillary Agreement, or otherwise relating to the validity, enforceability or performance of this Agreement or the Ancillary Agreements, including claims for indemnification under this Agreement.  In the event of the occurrence of any such dispute, the Parties shall, by written notice to the other Party, have such dispute referred to their respective senior officers designated below, for attempted resolution by good faith negotiations commencing promptly after such notice is received.  Said designated senior officials of the Parties are as follows:

For Debiopharm:Chief Executive Officer; and

For ImmunoGen:Chief Executive Officer.

If the designated senior officials are not able to resolve such dispute within 60 days following delivery of the notice referring the dispute to the Parties’ respective senior officers designated above, then such dispute shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Administered Arbitration by three independent arbitrators, of whom each Party shall designate one, with the third arbitrator to be designated by the two Party-designated arbitrators.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having competent jurisdiction thereof.  The place of arbitration shall be the Borough of Manhattan, City of New York, New York, and all proceedings shall be conducted in English.

9.17 Equitable Relief; Submission to Jurisdiction.  Anything contained in this Agreement to the contrary notwithstanding, if a Party reasonably requires relief on a more expedited basis that would be possible pursuant to the procedures set forth in Section 9.16, such Party may seek a temporary injunction or other equitable relief in a court of competent jurisdiction, without posting a bond, pending the resolution of the Dispute in accordance with Section 9.16.  Solely with respect to a Party seeking a temporary injunction or other equitable relief, each Party (a) submits to the jurisdiction of any state or federal court sitting in the Southern  District of the State of New York in any such action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b)  waives any claim of inconvenient forum or other challenge to venue in such court, (c) agrees not to bring any such action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court, and (d) waives any right it may have to a trial by jury with respect to any such action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements.  The Parties agree that with respect to any arbitration of a Dispute, the arbitrators shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement,  contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in this Agreement, provided that nothing in this Section 9.17 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

9.18 Interpretation.  Words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a Section or paragraph in which such words appear, unless the context otherwise requires.  The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.  The word “or” is used in the inclusive sense typically associated with the phrase “and/or”, unless the context otherwise requires.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it irrespective of the use of the phrase “without limitation” or similar phrases in any provision of this Agreement.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  All references herein to Articles, Sections, Schedules or Exhibits shall be construed to refer to Articles, Sections, Schedules and Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto.

[Signature page follows]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, Debiopharm and ImmunoGen have executed this Exclusive License and Asset Purchase Agreement as of the date first above written

/s/ Thierry Mauvernay Thierry Mauvernay Delegate of the Board	/s/ Peter Williams Peter Williams Vice President, Business Development
DEBIOPHARM INTERNATIONAL, S.A. By:/s/ Thierry Mauvernay Name: Thierry Mauvernay Title: Delegate of the Board	IMMUNOGEN, INC. By:/s/ Peter Williams Name: Peter Williams Title: Vice President, Business Development

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.